Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF AGILITI, INC.

Capitalized terms used herein and not otherwise defined have the meanings assigned to such terms in Agiliti, Inc.’s Definitive Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”) filed with the SEC on October 10, 2018 or the Supplement to the Definitive Proxy Statement/Prospectus (the “Proxy Statement/Prospectus Supplement”) filed with the SEC on December 20, 2018.

These unaudited pro forma condensed combined financial statements give effect to the Business Combination on the terms contemplated by the A&R Merger Agreement.

The historical consolidated financial statements of Agiliti Health, Inc., a wholly owned subsidiary of Agiliti Holdco, and its subsidiaries are included in the Proxy Statement/Prospectus and Proxy Statement/Prospectus Supplement and incorporated by reference in the Current Report on Form 8-K of which this exhibit is a part, as opposed to those of Agiliti Holdco. Agiliti Holdco is a holding company without any operations or employees, and no liabilities or material assets beyond its investment in Agiliti Health, Inc. Further, prior to the Mergers, Agiliti had no material operations, assets, or liabilities.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 was derived from Agiliti Health, Inc.’s audited consolidated statement of operations for the year ended December 31, 2017 and FSAC’s audited statement of operations for the period from March 21, 2017 (inception) to December 31, 2017. The unaudited pro forma condensed combined balance sheet and statement of operations as of and for the nine months ended September 30, 2018 were derived from Agiliti Health, Inc.’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2018 and FSAC’s unaudited condensed financial statements as of and for the nine months ended September 30, 2018.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and for the nine months ended September 30, 2018 give pro forma effect to the Business Combination as if it had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 gives effect to the Business Combination as if it was completed on September 30, 2018.

This information should be read together with Agiliti Health, Inc.’s and FSAC’s respective financial statements and the related notes, “FSAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Agiliti’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the other financial information included the Proxy Statement/Prospectus and Proxy Statement/Prospectus Supplement and incorporated by reference in the Current Report on Form 8-K of which this exhibit is a part.

The unaudited pro forma condensed combined financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations, with FSAC deemed to be the accounting acquirer because, among other reasons, cash consideration was transferred from FSAC to the Selling Equityholders, and the former shareholders of FSAC as well as purchasers of FSAC common stock own approximately 99% of the outstanding common stock of Agiliti which represents a controlling interest in Agiliti.

Holders of FSAC public shares had the right to elect to redeem their shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account (as of two business days prior to the closing of the Business Combination) in accordance with FSAC’s amended and restated certificate of incorporation. Based on funds in the Trust Account of approximately $466.2 million as of September 30, 2018, the per share redemption price would have been approximately $10.14.

The unaudited pro forma condensed combined financial statements reflect adjustments to the historical financial information that are expected to have a continuing impact on the results of the combined company, factually supportable and directly attributable to the following:

•                  the Mergers;

•                  the payment of the merger consideration to the Selling Equityholders, including the issuance of approximately 336,000 shares in connection with the Rollover;

•                  the issuance of approximately 98,939,000 shares of common stock of Agiliti including the issuance of approximately 86,795,000 issued to THL Stockholder in the Private Placement and the 11,500,000 Founder Shares;

•                  the warrants to purchase common stock of FSAC becoming, in accordance with their terms, warrants to purchase common stock of Agiliti and the assumption by Agiliti of all rights and obligations under the warrant agreement governing such warrants;

•                  the repayment of approximately $684.4 million of outstanding indebtedness, including accrued interest, of Agiliti Health as of September 30, 2018 and the entry into the Debt Financing assuming the Business Combination had been consummated on September 30, 2018 for purposes of the balance sheet and on January 1, 2017 for purposes of the statements of operations; and

•                  the redemption from holders electing to redeem their public shares, in accordance with FSAC’s amended and restated certificate of incorporation.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Agiliti and FSAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

1. Basis of Pro Forma Presentation

Overview

The unaudited pro forma condensed combined financial statements have been prepared assuming the Business Combination is accounted for using the acquisition method of accounting with FSAC as the acquiring entity and Agiliti Health, Inc. as the acquiree. Under the acquisition method of accounting, FSAC’s assets and liabilities will retain their carrying values and assets and liabilities will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired will be recorded as goodwill. The pro forma adjustments have been prepared as if the Business Combination and the other related transactions had taken place on September 30, 2018 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2017 in the case of the unaudited pro forma condensed combined statements of operations.

The acquisition method of accounting is based on Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combinations (“ASC 805”), and uses the fair value concepts defined in FASB ASC 820, Fair Value Measurements (“ASC 820”). ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by FSAC, who was determined to be the accounting acquirer.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the business combination, include estimated fees related to the issuance of long-term debt, as well as advisory, legal and accounting fees.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) FSAC’s historical financial statements and related notes for the period from March 21, 2017 (date of inception) to December 31, 2017 and for the nine months ended September 30, 2018, as well as “FSAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this proxy statement/prospectus, (ii) Agiliti Opco’s historical consolidated financial statements and related notes for the year ended December 31, 2017 and for the nine months ended September 30, 2018, as well as “Agiliti Health, Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Proxy Statement/Prospectus and Proxy Statement/Prospectus Supplement and incorporated by reference in the Current Report on

Form 8-K of which this exhibit is a part.

The pro forma adjustments represent management’s estimates based on information available as of the date hereof and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Business Combination that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the Business Combination and the other related transactions are not included in the unaudited pro forma condensed combined statements of operations. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to retained earnings and a decrease to cash, unless otherwise noted.

2. Preliminary Allocation of Purchase Price

The total purchase consideration for the Business Combination has been allocated to the assets acquired, liabilities assumed, and noncontrolling interest for purposes of the unaudited pro forma condensed combined financial information based on their estimated relative fair values. The allocation of the purchase consideration herein is preliminary. The final allocation of the purchase consideration for the Business Combination will be determined after the completion of a thorough analysis to determine the fair value of all assets acquired, liabilities assumed and noncontrolling interest but in no event later than one year following the completion of the Business Combination.

Accordingly, the final acquisition accounting adjustments could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. Any increase or decrease in the fair value of the assets acquired, liabilities assumed and noncontrolling interest, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of Agiliti following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The purchase consideration was preliminarily allocated as follows:

(In thousands)
Cash paid to Selling Equityholders	$714,428
Equity consideration paid to Selling Equityholders	21,822
Tax Receivable Agreement payable due to Selling Equityholders	43,947
Total purchase price	$780,197
Accounts receivable	$97,166
Inventories	11,257
Prepaids and other assets	6,928
Medical equipment	236,610
Property and office equipment	44,084
Intangibles	407,000
Other	10,789
Goodwill	845,693
Current liabilities	(93,440)
Deferred tax liabilities	(87,602)
Long-term debt	(691,651)
Other long-term liabilities	(6,457)
Non-controlling interest	(180)
Net assets acquired	$780,197

The estimated value of the equity consideration paid to Selling Equityholders includes common stock of Agiliti with an estimated fair value of approximately $2.9 million and roll-over options with an intrinsic value of $19.0 million. Such roll-over options are fully vested and exercisable following the consummation of the Business Combination for approximately 2,976,000 shares of common stock of Agiliti with a weighted average exercise price of $2.13 per share. The estimated value of the aggregate equity consideration issued to Selling Equityholders of $21.8 million is based on the per share value of $8.50 per share as established by the A&R Merger Agreement.

The estimated value of $43.9 million relates to the Tax Receivable Agreement that Agiliti entered into with Agiliti Holdco and the stockholders’ representative at the closing of the Business Combination. The Tax Receivable Agreement generally provides for the payment by Agiliti Holdco to the Selling Equityholders of 85% of certain tax benefits that Agiliti and its subsidiaries (including Agiliti Holdco) actually realizes or are deemed to realize from the use of certain tax attributes in periods after the closing of the Business Combination. Agiliti and its subsidiaries (including Agiliti Holdco) will retain the tax benefit, if any, of the remaining 15% of these tax attributes.

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of intangibles derived from customer relationships and certain non-compete agreements. Customer relationships were valued through application of the income approach. Under this approach, revenue, operating expenses and other costs associated with existing customers were estimated in order to derive cash flows attributable to the existing customer relationships. The resulting cash flows were then discounted to present value at a rate of 9.9% to arrive at the fair value of existing customer relationships as of the valuation date. The amortization related to the customer relationships is reflected as an unaudited pro forma adjustment to the unaudited pro forma condensed combined statement of operations using the sum of the years digits method of amortization which approximates the pattern of benefit expected from the intangible assets. Company management has determined the estimated remaining useful life of the customer relationships based on the projected economic benefits associated with these relationships. The 15-year preliminarily estimated useful life represents the approximate point in the projection period in which a majority of the asset’s cash flows are expected to be realized based on assumed attrition rates. The non-compete agreements are preliminarily estimated to have definite useful lives based on the underlying non-compete agreements of approximately five years. These assumptions have been developed based on discussions with Agiliti’s management and review of historical customer data.

The preliminarily estimated fair value of the debt assumed approximates its historical carrying value, which is consistent with the debt trading values as of September 30, 2018 (as applicable).

The amount that will ultimately be allocated to these identified intangible assets, and the related amount of amortization, may differ materially from this preliminary allocation.

The preliminary allocation of the purchase consideration to property and equipment was based on the fair value of such assets determined using the indirect cost method. Depreciation expense for property and equipment was preliminarily estimated based on a straight line methodology over four years, which approximates the remaining weighted useful life of such underlying assets.

Goodwill represents the excess of the total purchase consideration over the fair value of the underlying net assets, largely arising from the workforce and extensive efficient distribution network that has been established by Agiliti.

The table set forth below presents a reconciliation of the purchase consideration as determined under GAAP to the aggregate merger consideration under the Merger Agreement:

(in thousands)
Total purchase price (as determined under GAAP)	$780,197
Less: Estimated payments to the Selling Equityholders under the Tax Receivable Agreement	(43,947)
Plus: Amount of Agiliti’s long term debt repayment(a)	684,400
Plus: Capital leases assumed	19,350
Merger consideration	$1,440,000

(a)         Represents the retirement of historical long-term debt held by Agiliti under its 7.625% senior secured notes and its senior secured credit facility along with the associated accrued interest.

3. Pro Forma Adjustments and Assumptions

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and other transactions described above and has been prepared for informational purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the combined company. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of FSAC and Agiliti Health, Inc. and subsidiaries and should be read in conjunction with their historical financial statements included in the Proxy Statement/Prospectus and Proxy Statement/Prospectus Supplement and incorporated by reference in the Current Report on Form 8-K of which this exhibit is a part.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, the Private Placement and the Debt Financing, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of Agiliti.

There were no intercompany balances or transactions between Agiliti and FSAC as of the dates and for the periods of these unaudited pro forma combined financial statements.

The pro forma combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had the companies filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Agiliti’s shares outstanding, assuming the Business Combination and Private Placement occurred on January 1, 2017.

Unaudited Pro Forma Condensed Combined Statement of Operations

For Nine Months Ended September 30, 2018

(in thousands, except per share data)

	FSAC	Agiliti	Pro Forma Adjustments		Pro Forma Combined
Revenues	$—	$421,175	$—		$421,175
Cost of revenues	—	273,322	14,399	(a)	287,721
Gross margin	—	147,853	(14,399)		133,454
Selling, general and administrative	11,316	102,138	28,913	(b)	142,367
Gain on legal settlement	—	(26,291)	—		(26,291)
Operating income	(11,316)	72,006	(43,312)		17,379
Other Income (Expense)
Interest expense	—	(40,128)	8,013	(c)	(32,115)
Interest income	5,702	—	(5,702)	(d)	—
Other income (expense)	(12)	—	—		(12)
Income (loss) before income taxes and noncontrolling	(5,626)	31,878	(40,750)		(14,749)
Benefit (Provision) for income taxes	1,128	(767)	10,607	(e)	10,968
Net Income attributable to noncontrolling interest	—	(241)	—		(241)
Net Income (Loss)	$(4,498)	$30,870	$(30,394)		$(4,022)

Earnings per Common Share
Basic	$(0.65)			(f)	$(0.04)
Diluted	$(0.65)			(f)	$(0.04)
Weighted Average Common Shares Outstanding
Basic	13,245				98,939
Diluted	13,245				101,915

Unaudited Pro Forma Condensed Combined Statement of Operations

For Year Ended December 31, 2017

(in thousands, except per share data)

(amounts in thousands, except per share)	FSAC	Agiliti	Pro Forma Adjustments		Pro Forma Combined
Revenues	$—	$514,783	$—		$514,783
Cost of revenues	—	343,028	19,199	(a)	362,227
Gross margin	—	171,755	(19,199)		152,556
Selling, general and administrative	485	125,910	41,975	(b)	168,370
Operating income	(485)	45,845	(61,174)		(15,814)
Other Income (Expense)
Interest expense	—	(53,762)	10,844	(c)	(42,918)
Interest income	2,275	—	(2,275)	(d)	—
Other income (expense)	(22)	—	—		(22)
Income (loss) before income taxes and noncontrolling interest	1,768	(7,917)	(52,270)		(58,420)
Benefit (Provision) for income taxes	(627)	17,159	20,661	(e)	37,193
Net Income attributable to noncontrolling interest	—	(414)	—		(414)
Net Income (Loss)	$1,141	$8,828	$(31,944)		$(21,975)

Earnings per Common Share
Basic	$(0.01)			(f)	$(0.22)
Diluted	$(0.01)			(f)	$(0.22)
Weighted Average Common Shares Outstanding
Basic	11,861				98,939
Diluted	11,861				101,915

See accompanying notes to unaudited pro forma condensed combined financial information.

Pro Forma Adjustments to the Statement of Operations:

(a)   Represents the adjustments to depreciation of $13.7 million and $18.3 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively and other expenses primarily related to resetting Agiliti’s rent of $0.7 million and $0.9 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively within Cost of revenue, primarily reflecting the impact of the changes in fair values of Medical equipment and Property and office equipment, based on the preliminary purchase price allocation.

(b)   Represents the adjustments to amortization of $28.9 million and $42.0 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively within Selling, general and administrative reflecting the impact of the changes in fair value of intangible assets, primarily customer relationships, based on the preliminary purchase price allocation. Amortization of the acquired intangible assets will be recognized using the sum of the years digits method of amortization over the estimated useful life, which represents the projected economic benefits associated with the acquired intangible assets. Assuming the Business Combination had occurred on January 1, 2017, future annual amortization expense as of December 31, 2017 related to the acquired intangible asset is estimated as follows: $48.2 million in 2018, $44.8 million in 2019, $41.5 million in 2020, $38.2 million in 2021, $33.2 million in 2022 and $149.6 million thereafter.

(c)    Represents the net change to interest expense related to the repayment of historical debt of Agiliti and issuance of new debt in connection with the Business Combination. Pro forma interest expense assumes a weighted average rate of approximately 5.5% on the new senior term loan and senior secured credit facility. We drew approximately $34.0 million of borrowings on the $150.0 million senior secured credit revolving facility at the closing of the Business Combination. Each 1/8% change in the assumed rate would create a $0.8 million change in annual interest expense.

(d)   Represents the adjustment to eliminate the historical interest income of FSAC associated with the funds that were held in the Trust Account, which were used to fund portions of the cash consideration and debt refinancing in connection with the Business Combination.

(e)    Represents the adjustment to record the tax expense based on total pro forma combined income (loss) before income taxes as if FSAC had been subject to U.S federal, state and local income tax as a corporation using an estimated effective income tax rate of 26% and 39% in 2018 and 2017 respectively, inclusive of all applicable U.S. federal, state and local income taxes. Pro forma tax rates do not reflect any impact with respect to changes in the historical Agiliti valuation allowance (which was assumed to be released as part of the Business Combination such that no valuation allowance was reflected on the September 30, 2018 balance sheet and no tax benefit was reflected on the September 30, 2018 income statement). However, the historical Agiliti income tax expense of $10.2 million for September 30, 2018, and income tax benefit of $17.2 million for December 31, 2017, were calculated as if the historical Agiliti valuation allowance still exists, given that the valuation allowance release is assumed to occur on September 30, 2018. Additionally, the December 31, 2017, Agiliti tax benefit of $17.2 million includes a tax benefit for the revaluation of Agiliti’s historic net deferred tax liability as a result of the Tax Cuts and Jobs Act (the “Tax Act”) passed on December 22, 2017. Aside from the reduction in the federal tax rate, no further adjustments as a result of the Tax Act were included in either the 2018 and 2017 tax adjustments.

(f)     Pro forma basic earnings per share was computed by dividing pro forma net income attributable to Agiliti common shareholders by the weighted average shares of Class A Common Stock, as if such shares were issued and outstanding as of January 1, 2017. Basic shares outstanding were calculated based on the following common shares outstanding:

FSAC Class A common stock	307,593
FSAC Class F common stock	11,500,000
Private Placement to THL Stockholder	86,795,398
Equity consideration—shares	336,081
Total common shares outstanding	98,939,072
Equity consideration—options	2,975,618

Diluted shares outstanding	101,914,690

Pro forma dilutive earnings per share was computed using the “if-converted” method to determine the potential dilutive effect of its outstanding options.

Earnings per Common Share for FSAC exclude income attributable to common stock subject to redemption of $4.1 million and

$1.3 million for the nine months ended September 30, 2018 and for the period from March 21, 2017 (inception) through December 31, 2017, respectively.

The outstanding FSAC warrants became warrants to purchase shares of common stock of Agiliti. The warrants are not dilutive on a pro forma basis; however, the potential dilutive impact will ultimately be recognized based on the actual market price on the date of measurement.

Unaudited Pro Forma Balance Sheets

As of September 30, 2018

(in thousands, except per share data)

	FSAC	Agiliti	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash	$3,189	$—	$—	(a)	$3,189
Accounts receivable less allowance for doubtful accounts of $1,225 at Sept 30, 2018	—	97,166	—		97,166
Inventories	—	11,257	—		11,257
Other current assets	123	6,928	—		7,051
Total current assets	3,312	115,351	—		118,663
Investments held in trust account	466,238	—	(466,238)	(a)	—
Medical equipment	—	666,494	(429,884)	(b)	236,610
Property and office equipment	—	113,600	(69,516)	(b)	44,084
Accumulated depreciation	—	(572,400)	572,400	(b)	—
Other Intangibles, net	—	146,136	260,864	(c)	407,000
Deferred Tax Asset	1,722	—	(1,722)		—
Other	—	10,789	—		10,789
Goodwill	—	346,168	499,525	(d)	845,693
Total assets	$471,272	$826,138	$365,429		$1,662,839
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$—	$5,766	$—		$5,766
Book overdrafts	—	1,564	—		1,564
Accounts payable	9,161	33,478	—		42,639
Accrued compensation	—	26,255	—		26,255
Accrued interest	—	6,406	(6,406)	(e)	—
Other accrued expenses	526	19,971	—		20,497
Total current liabilities	9,687	93,440	(6,406)		96,721
Long-Term Debt, less current portion	—	691,651	(7,442)	(e)	684,209
Pension and other long-term liabilities	—	10,726	39,678	(f)	50,404
Deferred income taxes, net	—	35,581	50,299	(g)	85,880
Deferred underwriting fees	16,100		(5,500)	(h)	10,600
Total Liabilities	25,787	831,398	70,629		927,814
Common stock subject to possible redemption	440,485	—	(440,485)	(i)	—
Stockholders’ equity
Class A Common stock, $.0001 par value	—	—	9	(j)	9
Class F Common stock, $.0001 par value	1	—	(1)	(i)	—
Accumulated other comprehensive loss		(6,002)	6,002	(k)	—
Non controlling interest	—	180	—		180
Additional paid in capital	8,356	251,469	487,782	(l)	747,607
Retained Earnings	—		—		—
Accumulated deficit	(3,357)	(250,907)	241,493	(m)	(12,771)
Total Stockholders’ equity (deficit)	5,000	(5,260)	735,285		735,025
Total Liabilities and Stockholders’ Equity	$471,272	$826,138	$365,429		$1,662,839

See accompanying notes to unaudited pro forma condensed combined financial information.

Pro Forma Adjustments to the Balance Sheet:

(a)  Represents the net adjustment to cash associated with FSAC’s payment of cash consideration in the Business Combination:

Pro forma net adjustment to cash associated with purchase adjustments (in thousands):

FSAC cash previously held in Trust Account(1)	$466,238
Proceeds from Private Placement(2)	737,763
Proceeds from new debt(3)	694,000
Shareholder Redemptions(4)	(463,111)
Repayment of Agiliti’s long-term debt(5)	(684,400)
Cash Consideration(6)	(714,428)
Payment of transaction costs(7)	(36,062)
Net adjustments to cash	$0

(1)  Represents the adjustment related to the reclassification of the cash equivalents held in the Trust Account in form of investments to cash and cash equivalents to reflect the fact that these investments were available for use in connection with the Business Combination and the payment of a portion of the cash consideration.

(2)  Represents the issuance of approximately 86,795,000 shares of Class A common stock of FSAC at a price of $8.50 per share in the Private Placement which resulted in aggregate proceeds $737.8 million

(3)  Represents additional funds raised of $694.0 million, including approximately $660.0 under the senior secured term loan and approximately $34.0 million of borrowings on the $150.0 million senior secured revolving credit facility at the closing of the Business Combination.

(4)  Represents cash paid for redemptions of FSAC common shares.

(5)  Represents the retirement of historical long-term debt held by Agiliti under its 7.625% senior secured notes and its senior secured credit facility along with the associated accrued interest.

(6)  Represents the cash consideration portion of the total consideration paid to effectuate the Business Combination prior to any Selling Equityholders’ costs and amounts to be paid under the escrow agreement.

(7)  Reflects the impact of estimated transaction costs payable of $36.1 million, including deferred underwriting compensation attributable to FSAC’s IPO, fees and expenses attributable to the Private Placement, debt financing fees related to the new senior secured term loan and senior secured revolving credit facility, and banking, legal and accounting fees.

(b)      Represents the adjustments to Medical equipment and Property and office equipment to (i) reflect the adjustment to the respective fixed asset category to reflect their estimated fair values based on the preliminary purchase price allocation, and (ii) to eliminate the historical accumulated depreciation (see Note 2).

(c)       Represents the adjustment to intangible assets to reflect their estimated fair values on the preliminary purchase price allocation (see Note 2).

(d)      Represents the adjustment to goodwill based on the preliminary purchase price allocation (see Note 2).

(e)       Represents the adjustment related to the repayment of Agiliti’s long-term debt and accrued interested including (i) $678.0 million of principal balance, (ii) $6.4 million of accrued interest, (iii) the elimination of $4.1 million related to deferred financing costs, and (iv) the elimination of unamoritized bond premium of $4.2 million, partially offset by (v) the issuance of $694.0 million of new long-term debt in the form of a senior secured term loan of $660.0 million and drawn borrowings under our senior secured revolving credit facility of $34.0 million, and (vi) related deferred financing costs of $21.5 million. Although borrowings under the term loan will be made within 30 days of the closing of the Business Combination and Agiliti’s long-term debt will be repaid at such time, these unaudited pro forma condensed combined financial statements give effect to the incurrence of the new borrowings and the repayment of the long-term debt at the closing of the Business Combination, assuming such closing had taken place on September 30, 2018. These unaudited pro forma condensed combined financial statements are presented as such to better reflect indebtedness following the Business Combination.

(f)        Reflects an increase to Pension and Other Long-Term Liabilities of $43.9 million for the fair value of the Tax Receivable Agreement, which represents contingent consideration in the Business Combination, less $4.2 million related to the fair value adjustment to deferred rent. The amount of expected future payments under the Tax Receivable Agreement are dependent upon a number of factors, including Agiliti’s cash tax savings rate in the years in which it utilizes tax attributes subject to the Tax Receivable Agreement. Forecasts provided by Agiliti management and current enacted tax rates were used in calculating the Tax Receivable Agreement liability. To the extent that changes in future tax law, earnings forecasts, or subsequent exchanges occur, adjustments to the Tax Receivable Agreement liability, which will be measured at fair value with changes in fair value being recorded in earnings, will be made.

(g)      Represents adjustments to move the presentation of FSAC’s historical deferred tax asset against Agiliti’s historical deferred tax liability and to reflect applicable deferred tax assets and liabilities associated with the purchase accounting adjustments. The deferred taxes are primarily related to the difference between the financial statement and tax basis in the investment in Agiliti Health, Inc. This basis difference primarily results from the Business Combination where Agiliti receives a step-up value adjustment on certain assets for financial accounting purposes.

(h)      Represents the relief of previously accrued deferred underwriting costs.

(i)         Represents an adjustment to reflect that at the time of issuance, certain of FSAC’s Class A common stock was subject to a possible redemption and, as such, an amount of $440.5 million was classified as redeemable equity in FSAC’s historical consolidated balance sheet as of September 30, 2018. No shares of common stock of Agiliti will be subject to redemption and all outstanding common stock has been reclassified from redeemable equity to additional paid in capital and Class A common stock, $0.0001 par value.

(j)         Represents an adjustment for increase in Class A common stock outstanding to 98,939,072, with a $0.0001 par value and the associated elimination of Class F common stock.

(k)      Represents the elimination of Agiliti’s accumulated other comprehensive loss of $6.0 million

(l)         Represents the pro forma adjustments to additional paid-in capital (APIC).

Reverse Agiliti historical APIC	$(251,469)
Conversion of redeemable shares held by FSAC’s public stockholders to APIC, net of par amount	462,855
Increase to APIC attributable to the stock issued to the Selling Equityholders	21,822
Increase to APIC attributable to the Private Placement	737,755
Pro forma adjustment to APIC assuming no redemptions	$485,482

(m)  Represents the elimination of Agiliti’ accumulated deficit of $250.9 million and $7.4 million for estimated transaction costs FSAC incurred related to the merger.